Exhibit 10.1

NORTHWEST BANK
AND NORTHWEST BANCSHARES, INC.
EMPLOYMENT AGREEMENT
FOR
LOUIS J. TORCHIO

This Agreement is made effective as of the 17th  day of August, 2022 (“Effective Date”) by and between (i) Northwest Bank (the “Bank”), a Pennsylvania-chartered stock savings bank with its principal administrative office at 100 Liberty Street, Warren, Pennsylvania 16365, and Northwest Bancshares, Inc., a Maryland corporation (the “Company”), with its principal administrative office at 3 Easton Oval, Suite 500 Columbus, Ohio 43219 (collectively referred to as “Employer”), and (ii) Louis J. Torchio (the “Executive”).

WHEREAS, the Employer and the Executive entered into an employment agreement dated April 7, 2020 (“Prior Agreement”), pursuant to which the Executive was employed as an officer of the Employer; and

WHEREAS, Executive has been promoted to the position of President and Chief Executive Officer and the Employer believes it is in the best interests of the Employer to enter into a new employment agreement (the “Agreement”), which replaces the Prior Agreement in its entirety and

WHEREAS, the parties hereto desire to set forth the terms of the revised Agreement and the continuing employment relationship of the Employer and the Executive.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, the Executive agrees to serve as President, Chief Executive Officer, and as a Director of the Employer. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Employer. Failure to reelect Executive as President, Chief Executive Officer of the Employer, or failure to reappoint Executive as a Director of the Bank or nominate the Executive as a Director of the Company, without the consent of the Executive during the term of this Agreement shall constitute a breach of this Agreement.

2. TERMS AND DUTIES

(a) The period of the Executive’s employment under this Agreement shall begin as of the Effective Date and shall continue through November 1, 2024.  Commencing on November 1, 2023 and continuing on each November 1 thereafter (each, an “Anniversary Date”), this Agreement shall renew for an additional twelve (12) months such that the remaining term shall be twenty-four (24) months from the applicable November 1, unless written notice of non-renewal (“Non-Renewal Notice”) is provided to the Executive at least thirty (30) days and not more than sixty (60) days prior to any such Anniversary Date, that this Agreement shall not be renewed. If a Non-Renewal Notice is given, the Agreement shall expire twelve (12) months following the Anniversary Date. Prior to each notice period for non-renewal, the disinterested members of the Compensation Committee of the Board of Directors of the Company (“Committee”) will conduct a comprehensive performance evaluation and review of the Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Committee’s meeting. The failure of the disinterested members of the Committee to take the actions set forth herein before any Anniversary Date will result in the automatic non-renewal of this Agreement. If the Committee fails to inform the Executive of its determination regarding the renewal or non-renewal of this Agreement, the Executive may request, in writing, the results of the Committee’s action (or non-action) and the Committee shall, within thirty (30) days of the receipt of such request, provide a written response to the Executive. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

(b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall faithfully perform his duties hereunder, to the best of his abilities, including activities and services related to the organization, operation and management of the Employer.

3. COMPENSATION AND REIMBURSEMENT

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 1. The Employer shall pay the Executive as compensation a salary of not less than $800,000 per year (“Base Salary”). Such Base Salary shall be payable biweekly. During the period of this Agreement, the Executive’s Base Salary shall be reviewed at least annually. Such review shall be conducted by the Committee, and the Committee may increase, but not decrease, the Executive’s Base Salary other than pursuant to an employer-wide reduction of compensation of all officers of the Employer and not in excess of the average percentage of the employer-wide reduction (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement). In addition to the Base Salary provided in this Section 3(a), the Employer shall provide the Executive with all such other benefits as are provided uniformly to executive officers of the Employer.

(b) The Employer will provide the Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which the Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Employer will not, without the Executive’s prior written consent, make any changes to such plans, arrangements or perquisites which would adversely affect the Executive’s rights or benefits thereunder, unless any such change is broad-based and affects substantially all executive officers of the Employer. Without limiting the generality of the foregoing provisions of this Subsection (b), the Executive will be entitled to participate in or receive benefits under any employee benefit plans including but not limited to the retirement plan, 401(k) plan, supplemental pension plan, disability plans, medical and dental coverage or any other employee benefit plan or arrangement made available by the Employer in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Employer in which the Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

(c) In addition to the Base Salary provided for by paragraph (a) of this Section 3, the Employer shall pay or reimburse the Executive for all reasonable travel and other reasonable expenses incurred by the Executive performing his obligations under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Employer. All reimbursements pursuant to this Section shall be paid promptly by the Employer and in any event no later than sixty (60) days following the date on which the expense was incurred. The Employer may provide such additional compensation in such form and such amounts as the Committee may from time to time determine.

(d) Compensation and reimbursement to be paid pursuant to paragraphs (a), (b) and (c) of this Section 3 shall be paid by the Bank and the Company, respectively, on a pro rata basis, based upon the amount of service the Executive devotes to the Bank and Company, respectively.

(e) To the extent not specifically set forth in this Section 3, any compensation payable or provided under this Section 3 shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

(a) The provisions of this Section shall apply upon the occurrence of an Event of Termination (as herein defined) during the Executive’s term of employment under this Agreement. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

(i) the termination by the Employer of the Executive’s full-time employment hereunder for any reason other than (A) Disability as defined in Section 5 below, or (B) Termination for Just Cause as defined in Section 6 hereof; or

(ii) the Executive’s resignation from the Employer’s employ, upon any of the following (“Good Reason”):

(A) reduction in the Executive’s Base Salary or a reduction in the benefits and perquisites to the Executive from those being provided as of the Effective Date of this Agreement, provided however that a reduction in benefits or perquisites that is broad based and affects substantially all executives of the Employer shall not be deemed an Event of Termination hereunder unless such reduction in benefits or perquisites occurs coincident with or following a Change in Control,

(B) failure to elect or reelect or to appoint or reappoint the Executive as President, Chief Executive Officer and a Director of the Bank, or failure to nominate the Executive as a director of the Company, or

(C) change in the Executive’s function, duties, or responsibilities, which change would cause the Executive’s position to become one of lesser responsibility, importance, or scope from the position described in Section 1, above,

(D) a relocation of the Executive’s principal place of employment by more than thirty (30) miles from its location as of the Effective Date of this Agreement, or

(E) liquidation or dissolution of the Bank or Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive, or

(F) breach of this Agreement by the Bank or the Company.

Upon the occurrence of any event described in clauses (ii) (A), (B), (C), (D), (E) or (F) above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank or the Company, the Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section 4 by virtue of the fact that the Executive has submitted his resignation but has remained in the employment of the Bank or the Company and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (ii) (A), (B), (C), (D), (E) or (F) above. The Employer shall have at least thirty (30) days to remedy any condition set forth in clause (ii) (A) through (F), provided, however, that the Employer shall be entitled to waive such period and make an immediate payment hereunder.

(iii) The Executive’s involuntary termination of employment without Just Cause or voluntary resignation for Good Reason as described above from the Employer’s employ on the effective date of, or within twenty-four (24) months following, a Change in Control during the term of this Agreement. For these purposes, a Change in Control of the Bank or the Company shall mean a change in control of a nature that:

(A) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(B) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners’ Loan Act, as amended, and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control (collectively, the “HOLA”); or

(C) without limitation such a Change in Control shall be deemed to have occurred at such time as

(I)
any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities except for any securities purchased by the Company or Bank for any Company or Bank stock benefit plan; or

(II)
individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (II), considered as though he were a member of the Incumbent Board; or

(III)
a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or

(IV)
a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations or financial institutions, and as a result of such proxy solicitation, a plan of reorganization, merger consolidation or similar transaction involving the Company is approved by the Company’s Board of Directors or the requisite vote of the Company’s stockholders; or

(V)
a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 7, the Employer shall pay Executive, or, in the event of his subsequent death, his estate, as the case may be, as severance pay or liquidated damages, or both, a cash lump sum equal to the sum of (i) three (3) times the Executive’s highest rate of base salary plus (ii) three (3) times the highest rate of cash bonus paid to the Executive during the prior three (3) years. Such payment shall be made in a cash lump sum and shall not be reduced in the event the Executive obtains other employment following an Event of Termination. All amounts payable to the Executive shall be paid within thirty (30) days following the Date of Termination or, if the Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), to the extent required to avoid penalties under Code Section 409A, on the first business day of the seventh month following the Date of Termination.

(c) Upon the occurrence of an Event of Termination, the Employer will cause to be continued non-taxable medical and dental coverage substantially identical to the coverage maintained by the Employer for Executive and his eligible dependents prior to his termination. Such coverage shall continue for thirty-six (36) months from the Date of Termination unless the Executive obtains other employment following termination of employment under which substantially similar benefits are provided and in which the Executive and his eligible dependents are eligible to participate. Notwithstanding anything herein contained to the contrary, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive or his eligible dependents is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Employer to penalties, then the Employer shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such non-taxable medical and dental benefits, with such payment to be made by lump sum within thirty (30) business days of the Date of Termination, or if later, the date on which the Employer determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.

(d) Notwithstanding the foregoing, the Executive shall not be entitled to any payments or benefits under this Section 4 unless and until the Executive executes a release of his claims against the Bank, the Company and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which the Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. In order to comply with the requirements of Code Section 409A and the ADEA, the release shall be provided to the Executive no later than the date of his Separation from Service and the Executive shall have no fewer than twenty-one (21) days to consider the release, and following the Executive’s execution of the release, the Executive shall have seven (7) days to revoke said release.

(e) For purposes of Section 4, “Event of Termination” as used herein shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Employer and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

5. TERMINATION UPON DISABILITY OR DEATH

(a) “Disability” or “Disabled” shall be construed to comply with Code Section 409A and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. The Executive shall be entitled to receive benefits under any short or long-term disability plan maintained by the Employer. To extent that such benefits are less than the Executive’s Base Salary, the Employer shall pay the Executive an amount equal to the difference between such disability plan benefits and the amount of the Executive’s Base Salary for the longer of (i) the remaining term of this Agreement, or (ii) one year following the termination of his employment due to Disability. Accordingly, any payments required hereunder shall commence within thirty (30) days from the Date of Termination.

(b) In the event of the Executive’s death during the term of the Agreement, his estate shall be paid the Executive’s Base Salary as defined in Paragraph 3(a) at the rate in effect at the time the Executive’s death in accordance with its regular payroll practice for a period of one (1) year from the date of the Executive’s death, and the Employer will continue to provide nontaxable medical and dental benefits previously provided for the Executive’s eligible dependents for three (3) years after the Executive’s death. Notwithstanding anything herein contained to the contrary, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive’s eligible dependents is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Employer to penalties, then the Employer shall pay the Executive’s surviving spouse or surviving eligible dependents a cash lump sum payment reasonably estimated to be equal to the value of such non-taxable medical and dental benefits, with such payment to be made by lump sum within thirty (30) business days of the Executive’s death, or if later, the date on which the Employer determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.

6. TERMINATION FOR CAUSE

“Termination for Just Cause” shall mean termination because of the Executive’s personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. For purposes of this paragraph, no act or failure to act on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Employer.

Notwithstanding the foregoing, the Executive shall not be deemed to have been Terminated for Just Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Committee at a meeting of the Committee called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Committee), finding that in the good faith opinion of the Committee, the Executive was guilty of conduct justifying Termination for Just Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Just Cause. Any stock benefits granted to the Executive under any stock benefit plan of the Employer or any subsidiary or affiliate thereof, that have not yet vested shall become null and void effective upon the Executive’s receipt of Notice of Termination for Just Cause pursuant to Section 7 hereof, and shall not be exercisable by the Executive at any time subsequent to such Termination for Just Cause.

7. NOTICE

(a) Any purported termination by the Bank, the Company, or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b) Date of Termination” shall mean (A) if the Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (B) if his employment is terminated due to the occurrence of an Event of Termination set forth under Section 4, thirty (30) days after a Notice of Termination is given unless the Employer waives its right to cure and agrees to the Event of Termination, and (C) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Just Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

(c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Employer will continue to pay the Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement, provided such dispute is resolved within the term of this Agreement. If such dispute is not resolved within the term of the Agreement, the Employer shall not be obligated, upon final resolution of such dispute, to pay the Executive compensation and other payments accruing beyond the term of the Agreement. Amounts paid under this Section shall be offset against or reduce any other amounts due under this Agreement.

8. POST-TERMINATION OBLIGATIONS

(a) All payments and benefits to the Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b) of this Section 8 during the term of this Agreement and for two (2) full years after the expiration or termination hereof.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Employer as may reasonably be required by the Employer in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

9. NON-COMPETITION

(a) Upon any termination (whether voluntary or involuntary) of the Executive’s employment, other than a termination (whether voluntary or involuntary) in connection with a Change in Control, the Executive agrees not to compete with the Bank and the Company for a period of one (1) year following such termination within fifty (50) miles of the Executive’s principal place of employment. The Executive agrees that during such period, the Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank and/or the Company within fifty (50) miles of the Executive’s principal place of employment. The parties hereto, recognizing that irreparable injury will result to the Bank and/or the Company, its business and property in the event of the Executive’s breach of this Subsection 9(a) agree that in the event of any such breach by the Executive, the Bank and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive. The Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank and/or the Company, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the Bank and/or the Company for such breach or threatened breach, including the recovery of damages from the Executive.

(b) The Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank, the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank and the Company. The Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank, the Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal banking agency with jurisdiction over, the Bank, the Company or the Executive). Notwithstanding the foregoing, the Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank or the Company, and the Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available. In the event of a breach or threatened breach by the Executive of the provisions of this Section 9, the Bank and/or the Company will be entitled to an injunction restraining the Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank, the Company or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank or the Company from pursuing any other remedies available to the Bank or the Company for such breach or threatened breach, including the recovery of damages from the Executive.  Notwithstanding the foregoing, the parties hereto agree that nothing contained in this Agreement limits Executive’s ability to (i) respond to lawful subpoenas in any litigation, arbitration or administrative proceeding, (ii) provide truthful testimony in any litigation, arbitration or administrative proceeding, or (iii) file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Bank or any parent, subsidiary or affiliate of the Bank (the  “Government Agencies “). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information. without notice to the Bank. In addition, pursuant to the Defend Trade Secrets Act of 20I6, Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (8) solely for the purpose of reporting or investigating a suspected violation of la w; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

10. SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash, check or direct deposit from the general funds of the Bank. The Company, however, guarantee payment and provision of all amounts and benefits due hereunder to the Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

11. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank, the Company or any predecessor of the Bank or Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

12. NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and the Company and their respective successors and assigns.

13. MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14. SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall, to the full extent consistent with law, continue in full force and effect.

15. HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16. GOVERNING LAW

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania but only to the extent not superseded by federal law.

17. REQUIRED PROVISIONS

Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

18. ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within one hundred (100) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

19. PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank or the Company, provided that the dispute or interpretation has been settled by Executive and the Bank or Company or resolved in the Executive’s favor, and that such reimbursement shall occur, upon substantiation of such expenses in accordance with applicable policies and procedures of the Employer. All reimbursements pursuant to this Section shall be paid promptly by the Employer and in any event no later than sixty (60) days following the date on which the expense was incurred.

20. INDEMNIFICATION

The Employer shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Employer (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors or Trustees of the Employer). If such action, suit or proceeding is brought against the Executive in his capacity as an officer or director of the Employer, however, such indemnification shall not extend to matters as to which the Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

21. SUCCESSOR TO THE BANK

The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank and/or Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and/or the Company would be required to perform if no such succession or assignment had taken place.

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SIGNATURES

IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, on the dates set forth below.

NORTHWEST BANK

DATE:	August 17, 2022	By:	/s/ Kyle P. Kane

NORTHWEST BANCSHARES, INC.

DATE:	August 17, 2022	By:	/s/ Kyle P. Kane

EXECUTIVE

DATE:	August 17, 2022	By:	/s/ Louis J. Torchio
Louis J. Torchio